SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. N/A)

Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:	☐ Confidential, for Use of
☐ Preliminary proxy statement	the Commission Only (as
☒ Definitive proxy statement	permitted by Rule 14a-6(e)(2)
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

HUDSON UNITED BANCORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

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(4)	Date Filed:

Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
(201) 236-2600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2005

TIME	9:00 a.m. local time on Wednesday, April 27, 2005

PLACE	Sheraton Crossroads Hotel One International Boulevard Mahwah, New Jersey 07495

ITEM OF BUSINESS
(1)  The election of the two persons named in the accompanying Proxy Statement to serve as directors of Hudson United Bancorp for the terms specified in the Proxy Statement.

(2)  Such other business as may properly come before the Annual Meeting.

RECORD DATE	Shareholders of record at the close of business on March 11, 2005 are entitled to notice of and to vote at the meeting.

ANNUAL REPORT ON FORM 10-K	The Company's 2005 Annual Report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING
You may vote by mail, by telephone, on the Internet or in person at the Annual Meeting. You may revoke your proxy at any time prior to its exercise by delivering to Hudson United Bancorp a later-dated proxy or written notice of revocation.

March 18, 2005

IMPORTANT - PLEASE RETURN YOUR PROXY PROMPTLY

Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, New Jersey 07430
__________________________

PROXY STATEMENT
Dated March 18, 2005

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Hudson United Bancorp (the “Company”) of proxies for use at the annual meeting of shareholders of the Company to be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on April 27, 2005 at 9:00 a.m. local time, or at any adjournment thereof. The business expected to be voted upon at the annual meeting is the election of two persons named in this proxy statement to serve as directors for the terms specified herein and such other business as may properly come before the meeting. This proxy statement is first being mailed to shareholders on or about March 25, 2005.

Proxies

Your vote is important.

Many shareholders cannot attend the annual meeting in person, but their vote on issues can be represented by proxy. Any shareholder of record giving a proxy has the right to attend and to vote at the annual meeting in person.

Who Can Vote

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting is March 11, 2005. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the annual meeting. On the record date, 44,990,197 shares of common stock, without par value, were outstanding and eligible to be voted at the annual meeting. Each share of common stock is entitled to one vote per share.

How to Vote Your Shares

Your vote is important and you are encouraged to vote your shares promptly.

Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends. If any other matters are properly presented at the meeting for consideration that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares, which may be as the Board recommends. At the date this proxy statement went to print, we did not anticipate that any matters would be raised at the meeting.

We are offering you three alternative ways to vote your shares.

To Vote By Mail

You can vote your proxy by mail. If you wish to use this method to vote, please date, sign, and mail your proxy card in the envelope provided as soon as possible.

To Vote By Telephone (Touch-Tone Phone Only)

You will notice a control number printed on your proxy card. If you wish to vote by telephone, you must call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

To Vote By Internet

If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote using the Internet, you must have your control number and the proxy card available when you access the web page.

If you are a participant in our dividend reinvestment plan, the shares held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone, or by the Internet.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled “To Revoke Your Proxy Instructions.”

If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

To Revoke Your Proxy Instructions

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later dated proxy or written revocation must be received before the meeting by the acting Corporate Secretary of the Company, Miranda Grimm, at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish prior to the annual meeting and the last vote received chronologically will supersede any prior votes. Please note that if you vote by the Internet, the maximum number of times you can access the website using any one control number is limited to one time per day.

Required Vote

Directors will be elected by a plurality of the votes cast at the annual meeting. At the annual meeting, an inspector of election will tabulate ballots cast by shareholders present and voting in person, votes cast by telephone or on the Internet and votes cast by mail. Under applicable state law and Hudson United Bancorp's Certificate of Incorporation and By-laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count as votes cast.

All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the two nominees named in this proxy statement unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the annual meeting, the persons named as proxies will vote upon such matters in their discretion.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Directors of the Company and the cost of the solicitation will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and employees of the Company and Hudson United Bank (“HUB”), the Company's wholly owned subsidiary bank, who will not be paid for solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in forwarding the materials.

Shareholder Proposals for the 2006 Annual Meeting

New Jersey corporation law requires that the notice of a shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, shareholder proposals must be referred to in the Company's notice of shareholders' meeting for such proposal to be properly considered at a meeting of shareholders.

Any Hudson United Bancorp shareholder who wishes to have a proposal included in the Company's notice of shareholders' meeting, proxy statement and proxy card for its 2006 annual meeting must submit the proposal to the Secretary of the Company not later than November 25, 2005 and otherwise must be in compliance with applicable Securities and Exchange Commission (“SEC”) rules.

Under SEC rules, if the Company’s 2006 annual meeting is held more than 30 days before or after this year's annual meeting date, the deadline for submitting a shareholder proposal will be a reasonable time prior to printing next year's proxy statement. If the Company changes the date of its 2006 annual meeting in a manner that alters the deadline, the Company will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

CORPORATE GOVERNANCE

General

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chairman and the Company’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of the Company's subsidiary bank during 2004.

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner that is consistent with legal requirements and the highest standards of ethics and integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose. We periodically review these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations.

During 2004, the Board held eighteen meetings and Board committees held a total of twenty-nine meetings. No director attended fewer than 87% of the total Board meetings and the committee meetings on which the director served. The average attendance in the aggregate of the total number of Board and committee meetings was 95%. It is the Company’s policy that all directors attend the annual meeting absent a compelling reason, such as illness. Last year, all directors then serving attended our annual meeting.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating/Corporate Governance, Compensation and Audit committees are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.02 of the Listed Company Manual of the New York Stock Exchange. The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors.

The independent directors are: Robert J. Burke, Joan David, Brian Flynn, Bryant D. Malcolm, W. Peter McBride, David A. Rosow and John H. Tatigian, Jr.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company falls within these categorical standards is independent:

•
A loan made by HUB to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family members, or a loan personally guaranteed by such persons if such loan (i) complies with state and federal regulations on insider loans, where applicable; and (ii) is not classified by HUB’s credit committee or by any bank regulatory agency which supervised HUB as substandard, doubtful or loss.

•
A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between the Company or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.

•	The employment by the Company or its subsidiaries of any immediate family member of the director if the employee serves below the level of a vice president.

•
Annual contributions by the Company or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $20,000 in any calendar year and the contribution is made in the name of the Company.

•
Purchases of goods or services by the Company or any of its subsidiaries from a business in which a director or any immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member own five (5%) percent or less of the equity interests of that business and do not serve as an executive officer of the business.

•
Purchases of goods or services by the Company, or any of its subsidiaries, from a director or a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director or such business in the last calendar year does not exceed the greater of $60,000 or 2% of the gross revenues of the business.

•	Fixed SERP or retirement benefits paid or payable to a director either currently or on retirement.

Executive Sessions of Non-Management Directors

Our Corporate Governance Principles require the Board to hold three quarterly executive sessions of only non-management directors and at least one executive session of only independent directors each year. In December 2004, the Board of Directors appointed David A. Rosow the Company’s lead director. Prior to that time, the Board rotated the position among the Chairmen of the Audit, Executive, Nominating/Corporate Governance and Compensation Committees.

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors:

•
Shareholders wishing to communicate with the Board of Directors should send any communication to Board of Directors, Hudson United Bancorp, c/o Corporate Secretary, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the Board of Directors or as appropriate to the particular Committee Chairman, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and shall regularly review all such communications with the Board or the appropriate Committee Chairman.

The Board of Directors has also established the following procedures for shareholder communications with the lead director of the executive sessions of the non-management directors of the Board:

•
Shareholders wishing to communicate with the lead director of executive sessions should send any communication to the Lead Director of Executive Sessions, Hudson United Bancorp, c/o Corporate Secretary, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the then lead director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the non-management directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by the lead director of executive sessions, and shall regularly review all such communications with the lead director at the next meeting.

Committees of the Board of Directors

In 2004, the Board of Directors maintained an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee. Only independent directors serve on these committees.

Audit Committee

David A. Rosow serves as Chairperson of the Audit Committee. Other members of the committee are Robert J. Burke, Brian Flynn and John H. Tatigian, Jr. The Audit Committee met ten times during 2004.

The Board of Directors has determined that at least two members of the Audit Committee meet the New York Stock Exchange standard of having accounting or related financial management expertise. The Board of Directors has also determined that Brian Flynn meets the SEC criteria of an “audit committee financial expert.”

The Audit Committee operates pursuant to a charter. The charter can also be viewed at the “Corporate and Investor” link on our website www.hudsonunitedbank.com and is available in print to any shareholder who requests it. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. Other responsibilities of the Audit Committee pursuant to the charter include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors the Company’s interim and year-end operating results including press releases; considering the appropriateness of the internal accounting and auditing procedures of the Company; considering our outside auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the accounting firm which conducts the internal audit functions for the Company; and reviewing the response of management to those reports. The Audit Committee reports to the full Board concerning pertinent matters coming before it.

Nominating/Corporate Governance Committee

The Company’s Nominating/Corporate Governance Committee consists of Robert J. Burke, Chairman, Joan David, Bryant D. Malcolm and W. Peter McBride. The committee reviews qualifications of and recommends to the Board candidates for election as directors, considers the composition of the board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating/Corporate Governance Committee develops corporate governance principles which include director qualifications and standards; director responsibilities; director orientation and continuing education; limitations concerning service on other boards; director access to management and records, criteria for annual self-assessment of the Board and its committees and the effectiveness of their functioning. The committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Ethics. The committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.” During 2004, the committee met eight times.

The Nominating/Corporate Governance Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the “Corporate and Investor” link on our website www.hudsonunitedbank.com and is available in print to any shareholder who requests it.

Compensation Committee

The Company’s Compensation Committee consists of John H. Tatigian, Jr., Chairperson, Robert J. Burke, Joan David and Bryant D. Malcolm. The Compensation Committee establishes the salary and bonuses of executive officers, determines CEO compensation and establishes compensation guidelines and benefit programs for the Company. The Board has approved its charter which delegates to the Compensation Committee the responsibility to recommend Board compensation. The Compensation Committee charter can be viewed at the “Corporate and Investor” link on our website www.hudsonunitedbank.com and is available in print to any shareholder who requests it. During 2004, the committee met seven times.

Compensation of Directors

For 2004, the Boards of the Company and HUB established directors' retainers and fees as follows: Combined Annual Director's Retainer $75,000; Board Meeting Fees $3,000; Participation Via Teleconference Fees $500; Committee Meeting Fees $1,500; Committee Retainers (Audit, Compensation, Executive, Nominating/Corporate Governance and Trust Committees): Chairman of the Audit Committee $55,000, Member of the Audit Committee $40,000, Chairpersons of all other committees $35,000 and Members of all other committees $20,000.

Deferred Compensation. The Board has a nonqualified Deferred Compensation Plan for directors covering retainer and committee fees. Participation is optional. Interest is paid on deferred fees at the rate paid by HUB on passbook savings during the year. The provisions of the Deferred Compensation Plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the Deferred Compensation Plan, the directors who elect to defer their fees will receive the fees over time after they retire.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during 2004 were Robert J. Burke, Joan David, Bryant D. Malcolm and John H. Tatigian, Jr.

Malcolm-Brooker Company, Inc., a consulting firm to the construction and real estate industry in which Mr. Malcolm, a director of the Company, his wife and children own 100% of the outstanding shares, was paid $13,800 by the Company in 2004 for engineering services performed in connection with loan closings. Of this amount, $8,000 was paid directly by customers of HUB. Management believes the terms and conditions of the transactions with Malcolm-Brooker Company, Inc. were equivalent to terms and conditions available from an independent third party.

Certain Transactions with Management

HUB has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more). These loans have been made in the ordinary course of HUB’s banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or other unfavorable features. Borrowings from HUB by directors, executive officers and their associates during 2004 and during 2005 through the date of this proxy statement were substantially less than 10% of the bank's equity capital for any one director or executive officer (together with their associates) and substantially less than 20% of the bank's equity capital for all directors and executive officers and their associates as a group.

The son-in-law of Mr. Calcagnini, a director of the Company, is a partner in a law firm that was paid $127,325 in legal fees by HUB for services to HUB in 2004 in connection with the closing of loans. Of this amount, $67,237 was paid directly by HUB’s customers. Management believes the terms and conditions of these transactions with this law firm were equivalent to terms and conditions available from an independent third party. Mr. Calcagnini himself received no benefits from these payments.

During 2004, HUB agreed to a $5 million sponsorship of Quinnipiac University’s new athletic center, which will be known as the Hudson United Bank Center. Mr. Calcagnini, a director of the Company, is also a member of Quinnipiac University’s Board of Trustees and chairman of the finance committee. Mr. Calcagnini himself received no benefits from HUB’s sponsorship of Quinnipiac University’s new athletic center.

During 2004, Poggi Press was paid $133,754 for printing work. Mr. Poggi’s two sons own 100% and are executive officers of Poggi Press. Management believes the terms and conditions of the transactions with Poggi Press were equivalent to terms and conditions available from an independent third party.

Mr. McBride, a director of the Company, owns 2% of the outstanding shares of McBride Corporate Real Estate. McBride Corporate Real Estate was retained to assist in the sale and/or leasing of various Company and/or HUB properties and earned commissions of $27,977 during 2004. Management believes the terms and conditions of the transactions with McBride Corporate Real Estate were equivalent to terms and conditions available from an independent third party.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports relating to their ownership and changes in ownership of the Company's common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on information provided by the Company's directors and executive officers and a review of such reports, the Company believes that all required reports were filed on a timely basis during 2004, except for the following three Form 4 reporting transactions which were filed late on behalf of: (i) Director Brian Flynn on August 13, 2004; (ii) Executive Jacques Driscoll on January 11, 2005; and (iii) Executive James Nall filed on October 14, 2004.

Nomination of Directors

Nominations for director may be made only by the Board of Directors or a committee of the Board or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board.

These include:

•	Directors shall live and/or work in the communities served by HUB.

•	Directors shall beneficially own or agree to acquire at least 20,000 shares of the Company's stock.

•	Directors shall be experienced in business, shall be financially literate and shall be respected members of their communities.

•	Directors shall be of high ethical and moral standards and have sound personal finances.

•	A director may not serve on the Board of any other financial services company and may only serve on the Board of one other listed company.

In addition, a director may not be nominated for election following attainment of age 72.

The Nominating/Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. In order for a shareholder to make a nomination, the shareholder must provide a notice along with additional information and supporting materials to our Corporate Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. In order to ensure that a shareholder wishing to propose a candidate for consideration by the Nominating/Corporate Governance Committee has a significant stake in the Company, to qualify for consideration by the Nominating/Corporate Governance Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request. In addition, the Nominating/Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For our annual meeting in the year 2006, we must receive this notice on or after November 28, 2005, and on or before December 28, 2005. The following factors, at a minimum, are considered by the Nominating/Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•
if the Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in the NYSE rules or an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002;

•
if the Committee deems it applicable, whether the candidate would be considered independent under the NYSE rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Principles;

•	demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board;

•	availability for the substantial duties and responsibilities of a Hudson United Bancorp director; and

•	meets the additional criteria set forth in the Company’s Corporate Governance Principles.

You can obtain a copy of the full text of our policy regarding shareholder nominations by writing to the acting Corporate Secretary of the Company, Miranda Grimm, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430.

Code of Business Conduct and Ethics and Corporate Governance Principles

The Company has adopted a Code of Business Conduct and Ethics which applies to the Company’s chief executive officer, principal financial officer, principal accounting officer and to all other Company directors, officers and employees. The Code of Ethics is available in the “Corporate and Investor” section of the Company’s website located at www.hudsonunitedbank.com. The Code of Ethics is also available in print to any shareholder who requests it. The Company will disclose any substantive amendments to or waiver from provisions of the Code of Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer on that website.

Corporate Governance Principles, which are intended to provide guidelines for the governance of the Company by the Board and its committees, have also been adopted. The Corporate Governance Principles are available at the “Corporate and Investor” section of the Company’s website located at www.hudsonunitedbank.com.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of Hudson United Bancorp common stock as of December 31, 2004, by each executive officer of the Company for whom individual information is required to be set forth in this proxy statement pursuant to the rules of the SEC (the “Named Officers”), by each director and by all directors and executive officers as a group and by each person who beneficially owns more than 5% of its outstanding common stock based solely on such person’s filings with the SEC.

Beneficial Ownership of Hudson United Bancorp Common Stock

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Notes	Percent of Class
Robert J. Burke	101,319	(2)	*
Donald P. Calcagnini	139,494	(3)	*
Joan David	144,384	(4)	*
Brian Flynn	1,600		*
Bryant D. Malcolm	24,217	(5)	*
James Mayo	19,155	(6)	*
W. Peter McBride	90,730	(7)	*
James Nall	19,588	(8)	*
Kenneth T. Neilson	409,548	(9)	*
Thomas R. Nelson	112,210	(10)	*
Charles F.X. Poggi	254,503		*
David A. Rosow	680,477	(11)	1.5%
Thomas J. Shara, Jr.	168,020	(12)	*
John H. Tatigian, Jr.	40,000	(13)	*
D. Lynn Van Borkulo-Nuzzo	38,740	(14)	*

Directors and Executive Officers of Hudson United Bancorp as a Group (17 persons)	2,153,802		4.8%

Barclays Global Investors, NA.	4,754,356	(15)	10.6%

NOTES:

*	Less than 1% of the outstanding common shares of the Company.

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. Beneficially owned shares also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Hudson United Bancorp dividend reinvestment plan.

(2)
Of this total, 15,479 shares are held by Mr. Burke's wife, 8,612 shares are held in an IRA and 33,354 shares are held by Union Dry Dock & Repair Co., of which Mr. Burke is President. Mr. Burke disclaims beneficial ownership of the shares held by his wife.

(3)
Of this total, 15,003 shares are held for Mr. Calcagnini in a 401(k) plan and 81 shares are held in a Trust of which Mr. Calcagnini is Trustee. Mr. Calcagnini disclaims beneficial ownership of the shares held in trust.

(4)	Of this total, 12,139 shares are held in an IRA.

(5)
Of this total, 3,116 shares are held by Mr. Malcolm's wife and 2,686 shares are held by a profit sharing plan over which Mr. Malcolm exercises a controlling interest. Mr. Malcolm disclaims beneficial ownership of the shares held by his wife.

(6)	Of this total, 322 shares are held in Mr. Mayo’s account in the Company’s 401(k) plan, which he directs, and 2,333 shares represent vested options.

(7)
Of this total, 58,144 shares are held in a family trust of which Mr. McBride is trustee and 26,525 shares are held by Mr. McBride as trustee for a limited family partnership in which he has less than a 5% interest.

(8)
Of this total, 4,564 shares are held by Mr. Nall’s wife and 523 shares are held in Mr. Nall’s account in the Company’s 401(k) plan, which he directs. Mr. Nall disclaims beneficial ownership of the shares held by his wife.

(9)
Of this total, 10,290 shares are held in Mr. Neilson's account in the Company's 401(k) plan, which he directs, 4,441 shares are held in an IRA and 6,881 shares represent vested options. In addition, 265,691 shares and 65,245 shares representing vested options are held by a limited partnership of which Mr. Neilson is the sole general partner and of which he and his three children are the sole limited partners. Mr. Neilson disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his economic interest.

(10)	Of this total, 11,296 shares are held for Mr. Nelson under the Company’s 401(k) plan, which he directs, and 18,033 shares represent vested options.

(11)
Of this total, 526,873 shares are held in trust for Mr. Rosow’s wife, 70,396 shares are held in certain grantor retained annuity trusts of which Mr. Rosow is a trustee, 60,089 shares are held in certain tax trusts, 12,019 shares are held in the Rosow Family Foundation Charitable Trust of which Mr. Rosow is a trustee and 11,000 shares are held in Mr. Rosow’s IRA. Mr. Rosow disclaims beneficial ownership of the shares held in trust for his wife.

(12)
Of this total, 23,838 shares are held in Mr. Shara's account in the Company’s 401(k) plan, which he directs, 59,826 shares and 6,768 vested options are held by a limited partnership of which Mr. Shara and his wife are the sole general partners and his son is the sole limited partner, and 15,782 shares represent vested options.

(13)	Of this total, 24,812 shares are held in an IRA directed by Mr. Tatigian.

(14)	Of this total, 18,739 shares are held in Ms. Van Borkulo-Nuzzo's account in the Company's 401(k) plan, which she directs.

(15)
Pursuant to information contained in a Schedule 13G filed on February 15, 2005 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Capital Securities Limited (collectively, “Barclays”), Barclays has sole voting with respect to 4,321,565 shares and sole dispositive power with respect to 4,754,356 shares.

ITEM 1 ELECTION OF DIRECTORS

Hudson United Bancorp's Certificate of Incorporation and By-laws authorize a minimum of 5 and a maximum of 25 directors, but leaves the exact number to be fixed by resolution of the Company's Board of Directors. The Board has fixed the number of directors at 8, effective on the date of the annual meeting.

Pursuant to Hudson United Bancorp’s Certificate of Incorporation, the directors of the Company are divided into three classes. Directors are generally elected for three-year terms on a staggered basis, except that some directors may be nominated for shorter terms in order to more nearly equalize the size of the three classes.

John H. Tatigian, Jr. and Brian Flynn are each being nominated for a three-year term extending to the 2008 annual meeting and until their respective successors have been elected and qualified. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board of Directors may be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected. Charles F.X. Poggi and W. Peter McBride are retiring from the Board this year after many years of service.

Directors will be elected by a plurality of the votes cast at the annual meeting, whether in person or by proxy.

The names of the nominees for election, the directors whose terms extend beyond the annual meeting and certain information about each of them are set forth in the tables below. Years of service on the Board includes prior service on the Board of Directors of HUB prior to the formation of the holding company.

Nominees for 2005 Annual Meeting

Name, Age & Position With the Company	Principal Occupation During Past Five Years	Director Since	Annual Meeting at which Term Expires

John H. Tatigian, Jr., 68	▪ Retired;	1996	2005

	▪ Senior Vice President of Peter Paul Hershey (confection company).

Brian Flynn, CPA, 45	▪ CPA, managing partner at O'Connor Davies Munns & Dobbins, LLP.	2004	2005

Directors Whose Terms Expire at 2006 Annual Meeting

Name, Age & Position With the Company	Principal Occupation During Past Five Years	Director Since	Annual Meeting at which Term Expires

Bryant D. Malcolm, 70	▪ President, Malcolm-Brooker Company, Inc. (a consulting firm to the construction and real estate industry);	1995	2006

	▪ President, B.D. Malcolm Company Inc. (General Contractors)

Donald P. Calcagnini, 69	▪ Retired;	1996	2006

	▪ Chairman of the Board of Directors of Lafayette American Bank.

Kenneth T. Neilson, 56	▪ Chairman, President and CEO of Hudson United Bancorp and HUB.	1989	2006

David A. Rosow, 62	▪ Chairman and CEO of Rosow & Company, Inc. (a private investment company);	1996	2006

	▪ Chairman of International Golf Group, Inc. (ownership, development and management of golf courses).

Directors Whose Terms Expire at 2007 Annual Meeting

Name, Age & Position With the Company	Principal Occupation During Past Five Years	Director Since	Annual Meeting at which Term Expires

Robert J. Burke, 71	▪ President and Chief Operating Officer, Union Dry Dock and Repair Co. (dry docking and repair of coastal and harbor vessels).	1979	2007

Joan David, 66	▪ Teaching Assistant and Teacher Substitute, Board of Cooperative Educational Services of Rockland County.	1994	2007

No director of Hudson United Bancorp serves as a director of any other company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Recommendation

THE HUDSON UNITED BANCORP BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

PERFORMANCE GRAPH

The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1999 in: (a) Hudson United Bancorp common stock; (b) the Standard & Poor's (“S&P”) 500 Index; and (c) the Keefe, Bruyette & Woods 50 (“KBW 50”) Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

Cumulative Total Return for Year End (5 Years)

The above graph was prepared by SNL Financial LC © 2005

Cumulative Total Return for Year Ending:

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Hudson United Bancorp	100.00	94.38	134.73	151.36	185.94	205.54
S&P 500 Index	100.00	91.20	80.42	62.64	80.62	89.47
KBW 50 Index	100.00	120.06	115.11	107.00	143.35	157.76

The KBW 50 is an index composed of fifty money center and regional banks. Hudson United Bancorp believes the KBW 50 Index provides a consistent means for comparing the performance of Hudson United Bancorp common stock against other financial institutions generally.

The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1994 in: (a) Hudson United Bancorp common stock; (b) The S&P 500 Index; and (c) the KBW 50 Index. It is prepared on the same basis as the prior graph, but shows returns over a ten year period.

Cumulative Total Return For Year End (10 Years)

The above graph was prepared by SNL Financial LC © 2005

Cumulative Total Return for Year Ending:

	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98
Hudson United Bancorp	100.00	155.06	182.83	308.87	251.91
S&P 500 Index	100.00	137.59	169.50	226.20	291.84
KBW 50 Index	100.00	160.17	226.56	331.21	358.63

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Hudson United Bancorp	226.97	214.21	305.79	343.53	422.02	466.53
S&P 500 Index	352.96	321.90	283.86	221.09	284.57	315.79
KBW 50 Index	346.17	415.63	398.50	370.42	496.29	546.17

EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive and Board Compensation

The Compensation Committee (“the Committee”) of the Board of Directors administers the Company’s executive compensation program. The Committee, which is composed entirely of independent directors, is responsible for approving and reporting to the Board on all elements of compensation for corporate executives.

General Compensation Philosophy

The Company’s executive compensation philosophy is that a strong, explicit link should exist between executive compensation and the value delivered to shareholders. The Company uses several compensation programs in which executive officers are eligible to participate, including base salary, annual incentives and long-term incentives. For executives, the majority of total compensation opportunities are delivered through incentive pay, thereby linking the value realized by executives from the total compensation program with the Company’s financial and/or stock performance. Overall pay levels are targeted at competitive median levels, with actual compensation realized by executives commensurate with Company and individual performance. In determining the amount and type of executive compensation, the Committee seeks to achieve the following objectives:

•	To attract, retain and motivate key executive talent.

•	To provide competitive compensation opportunities that are strongly aligned with the financial and stock performance of the Company.

•	To encourage executives to own a meaningful equity stake in the Company.

Establishing Executive Compensation Opportunities

In establishing base salary and incentive opportunity targets for the Company’s executives, the Committee regularly reviews competitive compensation practices. The three elements of pay (base salary, annual incentives, and long-term incentives) are compared to the pay practices of a group of comparison companies. The companies used for comparison purposes are comparably-sized public bank holding companies that compete in similar business lines and are not identical to the companies used in the stock price performance graph. The Committee considered the results of the executive pay analysis, the executive’s performance and the Company’s financial performance in making executive compensation program recommendations to the Board of Directors.

Base Salary

The Committee reviews the base salaries provided to the Company’s executives on an annual basis relative to competitive practice for comparable positions. Executive base salaries are adjusted considering an evaluation of current base salary relative to competitive levels, individual performance, business line performance and Company performance. Executive base salary levels are consistent with the Company’s compensation strategy of providing median base pay levels.

Incentive Cash Compensation/Annual Incentive Plan

Annual incentive opportunities are provided to the Company’s executives to link the achievement of the Company’s annual goals with compensation. Individual target award opportunities have been established to provide cash compensation opportunities at competitive median levels while the actual payouts are commensurate with performance. The size of actual awards may range from 0% to 200% of target and will vary based upon a combination of the Company’s performance, specific departmental performance and individual performance. For fiscal year 2004, award opportunities were based upon the Company’s performance specifically related to earning per share. Payouts to executives for fiscal year 2004 were 100% of target and reflect that the Company met its performance objectives for the year.

Long-term Incentive Program

Long-term incentives are targeted to provide competitive total compensation opportunities and are used to align executive compensation with the creation of shareholder value. The Company intends to provide an ongoing long-term incentive program to executives consisting of stock options and restricted stock awards. Actual awards to individual executives in any given year are based on the Committee’s assessment of the contribution made by the executive to the Company and competitive long-term incentive award guidelines established for the position. During fiscal year 2004, consistent with this philosophy, shares of restricted stock were awarded to the Company’s named executive officers.

Chief Executive Officer

For calendar year 2005, Mr. Neilson did not receive an increase to his base salary of $750,000 despite the Company achieving its 2004 annual performance objectives. Mr. Neilson received an incentive cash award of $562,500 under the existing cash incentive program because the Company achieved its performance objectives in 2004. In 2004, Mr. Neilson was granted long term incentive awards of 30,000 shares of restricted stock under the Restricted Stock Plan in consideration of his continuing efforts to maximize operating results and to continue to align management interests with shareholders interests.

Termination of Severance Agreements

One time payments were made in 2004 in consideration for the termination of the existing change in control, severance and employment agreements with Kenneth T. Neilson, James Mayo, Thomas R. Nelson and Thomas Shara. See Summary Compensation Table below. The Company has transitioned to a company-wide severance plan as part of a compensation strategy replacing individual severance and/or change-in-control agreements previously existing between the Company and the named executive officers. Payments were made to the above individuals in consideration of benefits they would forgo due to the transition to the new company-wide plan. The Company believes that a uniform severance program aligns the interests of the named executive officers with each other and with shareholders.

Acceleration of Restricted Stock Grants

The vesting of certain grants of restricted stock previously made to Messrs. Neilson, Shara, Nelson, Nall, Mayo and Driscoll were accelerated in 2004. Pursuant to this acceleration, these restricted stock awards vested as of September 27, 2004. The named executive officers, the number of shares accelerated and the dollar value of the shares accelerated and date on which such shares were scheduled to vest are as follows:

•
Kenneth T. Neilson: 6,000 shares were scheduled to vest on 12/6/04; 6,666 shares were scheduled to vest on 8/7/05; 6,000 shares were scheduled to vest on 12/6/05; 9,000 shares were scheduled to vest 6/18/06; 6,667 shares were scheduled to vest on 8/7/06; 6,000 shares were scheduled to vest on 12/6/06; 10,000 shares were scheduled to vest on 4/29/07; 9,000 shares were scheduled to vest on 6/18/07; 6,667 shares were scheduled to vest 8/7/07; 10,000 shares were scheduled to vest on 4/29/08; 9,000 shares were scheduled to vest on 6/18/08 and 10,000 shares were scheduled to vest on 4/29/09.

•
Thomas J. Shara: 1,333 shares were scheduled to vest on 12/6/04; 1,300 shares were scheduled to vest on 8/7/05; 1,333 shares were scheduled to vest on 12/6/05; 3,000 shares were scheduled to vest 6/18/06; 1,300 shares were scheduled to vest on 8/7/06; 1,334 shares were scheduled to vest on 12/6/06; 3,166 shares were scheduled to vest on 4/30/07; 3,000 shares were scheduled to vest on 6/18/07; 1,300 shares were scheduled to vest 8/7/07; 3,167 shares were scheduled to vest on 4/30/08; 3,000 shares were scheduled to vest on 6/18/08 and 3,167 shares were scheduled to vest on 4/30/09.

•
Thomas Nelson: 1,166 shares were scheduled to vest on 12/6/04; 1,533 shares were scheduled to vest 8/7/05; 1,167 shares were scheduled to vest on 12/6/05; 3,000 shares were scheduled to vest on 6/18/06; 1,533 shares were scheduled to vest on 8/7/06; 1,167 shares were scheduled to vest on 12/6/06; 3,166 shares were scheduled to vest on 4/30/07; 3,000 shares were scheduled to vest 6/18/07; 1,534 shares were scheduled to vest on 8/7/07; 3,167 shares were scheduled to vest on 4/30/08; 3,000 shares are scheduled to vest on 6/18/08 and 3,167 shares were scheduled to vest on 4/30/09.

•
James Nall: 1,666 shares were scheduled to vest on 9/22/06; 3,166 shares were scheduled to vest on 5/6/07; 1,666 shares were scheduled to vest on 9/22/07; 3,167 shares were scheduled to vest on 5/6/08; 1,668 shares were scheduled to vest on 9/22/08 and 3,167 shares were scheduled to vest on 5/6/09.

•
James Mayo: 833 shares were scheduled to vest on 12/6/04; 966 shares were scheduled to vest 8/7/05; 833 shares were scheduled to vest on 12/6/05; 2,500 shares were scheduled to vest on 12/18/05; 1,666 shares were scheduled to vest on 6/18/06; 967 shares were scheduled to vest on 8/7/06; 834 shares were scheduled to vest on 12/6/06; 1,200 shares were scheduled to vest on 6/16/07; 1,666 shares were scheduled to vest on 6/18/07; 967 shares were scheduled to vest on 8/7/07; 1,200 shares were scheduled to vest on 6/16/08; 1,668 shares were scheduled to vest on 6/18/08 and 1,200 shares were scheduled to vest on 6/16/09.

•	Jacques Driscoll: 2,833 shares were scheduled to vest on 6/16/07; 2,833 shares were scheduled to vest on 6/16/08 and 2,834 shares were scheduled to vest on 6/16/09.

The dollar value of the shares accelerated based on the closing market price of $35.77 of the Company’s common stock on September 27, 2004, for Kenneth T. Neilson, Thomas J. Shara, Thomas Nelson, James Nall, James Mayo and Jacques Driscoll was: $3,398,150, $944,328, $951,482, $518,665, $590,205 and $304,045, respectively. The acceleration discussed above was considered by the Compensation Committee and approved along with the early vesting of 12,200 previously awarded shares for a retiring executive. The named executive officers receiving cash payments for terminating their severance agreements agreed to utilize the cash payment for income taxes resulting from the acceleration of restricted stock awards and to continue to hold the stock awards.

Tax Deductibility Considerations

During 2004, the Company vested certain grants of restricted stock and made one time payments in consideration for the termination of existing change in control, severance and employment agreements with four executives. These payments, when combined with annual salary and bonus, resulted in compensation in excess of the limitations of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation above $1 million for each of the five highest paid officers, with the effect that federal income taxes paid by the Company increased by $2,096,000. Certain forms of compensation are exempt from this deductibility limit; primarily performance based compensation which has been approved by shareholders. Compensation under the Company’s stock option plan (but not restricted stock plans) is exempt.

The Compensation Committee of Hudson United Bancorp

John H. Tatigian, Jr.
Robert J. Burke
Joan David
Bryant D. Malcolm

Summary Compensation Table

The following table summarizes all compensation earned in the past three years for services performed in all capacities for Hudson United Bancorp and its subsidiaries with respect to the named executive officers.

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards (1) $	Securities Underlying Options/SARs(#)	All Other Compensation (2) $

Kenneth T. Neilson Chairman, President & CEO of the Company & HUB	2004 2003 2002	776,923 697,116 621,156	562,500 546,000 1,103,843 (3) (a. 591,341; (b. 512,502)	1,053,600 937,980 547,800	0 0 53,000	2,634,963 29,851 22,256

Thomas J. Shara, Jr. EVP & Senior Loan Officer of HUB	2004 2003 2002	321,154 289,039 265,000	139,500 139,200 267,800 (3) (a. 130,000; (b. 137,800)	339,435 312,660 106,821	0 0 12,000	907,804 28,729 22,479

Thomas R. Nelson EVP & President of Shoppers Charge Division of HUB	2004 2003 2002	305,577 274,039 249,036	132,750 132,000 239,999 (3) (a. 110,000; (b. 129,900)	339,435 312,660 125,994	0 0 14,000	872,028 8,228 9,012

James Nall EVP & Chief Financial Officers of the Company and HUB	2004 2003 2002	321,539 75,000 0	139,500 36,000 0	348,650 175,500 0	0 0 0	6,185 0 0

James Mayo EVP & Head of Operations of HUB	2004 2003 2002	244,558 220,019 209,615	82,600 161,625 100,000	130,320 173,700 79,431	0 0 9,000	316,720 5,231 5,448

D. Lynn Van Borkulo-Nuzzo EVP, General Counsel, Corporate Secretary and Chief Risk Officer of the Company & HUB (4)	2004 2003 2002	307,769 279,423 265,000	133,650 134,400 241,300 (3) (a. 130,000; (b. 111,300.)	0 191,070 101,343	0 0 11,000	1,042,846 9,531 13,016

NOTES:

(1)
The dollar amounts listed represent the number of shares of restricted stock granted, multiplied by the fair market value of each share of stock on the date of the grant. Cash dividends are paid directly to the officer holding the restricted stock but stock dividends are added to the restricted stock and are subject to the same restrictions. The number of shares reflected have been adjusted for stock dividends paid by the Company. Upon consummation of the Dime-Washington Mutual merger in January, 2003 the Company received the balance of the $92 million in termination payments and the restricted shares granted in 2000 were vested with regard to executive officers whose employment continued through such date.

(2)
For 2004, the amounts shown in this column for all named executive officers represent termination of contract payments (described in further detail hereafter), employer contributions to 401(k) plans on behalf of the Company’s named executive officers and car allowances. The termination of contract payments to the Company’s named executive officers were in the amounts of $2,625,000 for Mr. Neilson, $899,000 for Mr. Shara, $855,500 for Mr. Nelson and $306,800 for Mr. Mayo. The Company’s contributions to the 401(k) plans were in the amounts of $6,500 each for Mr. Neilson, Mr. Nelson and Ms. Van Borkulo-Nuzzo, $6,497 for Mr. Shara, $3,608 for Mr. Nall and $6,496 for Mr. Mayo. The car allowances were in the amounts of $3,463 for Mr. Neilson, $2,307 for Mr. Shara, $10,028 for Mr. Nelson, $2,577 for Mr. Nall, $3,424 for Mr. Mayo and $5,581 for Ms. Van Borkulo-Nuzzo. In connection with her retirement, Ms. Van Borkulo-Nuzzo received $1,000,000 in consideration for a two year non-competition agreement, the transfer of title to her Company automobile (having a value of $25,765) and $5,000 for reimbursement of expenses.

(3)
2002 bonuses include payments to certain executives of their 2000 bonus payments. The 2000 bonuses were paid in 2002 upon receipt of a termination fee by the Company on January 7, 2003 relating to the breakup of the Company’s merger with Dime Bancorp, Inc. Reference to the amounts in parentheses ( ) under the total shown for each executive represents: a. the 2000 bonus and b. the bonus earned for performance in 2002.

(4)	Ms. Van Borkulo-Nuzzo is a former officer of the Company, having retired on December 31, 2004.

Option Grants in 2004

In 2004, no options were granted to any named executive officer. Notwithstanding this fact, the Company utilizes the Black-Scholes option pricing model to estimate the grant date present value of options.

Option Exercises

The following table is intended to show options exercised during the last fiscal year and the value of unexercised options held at year-end 2004 by the Named Officers. The Company does not utilize stock appreciation rights (“SARs”) in its compensation package.

Aggregated Option Exercises in last Fiscal Year and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End Exercisable/ Unexercisable ($)(1)

Kenneth T. Neilson	0	0	72,126 / 89,667	777,863 / 1,072,541

D. Lynn Van Borkulo-Nuzzo	40,113	768,436	0 / 0	0 / 0

Thomas J. Shara	180	4,431	15,782 / 20,000	170,175 / 239,240

Thomas R. Nelson	31,568	755,115	18,033 / 20,667	192,567 / 247,331

James Nall	0	0	0 / 0	0 / 0

James Mayo	0	0	2,333 / 13,667	27,809 / 163,541
________________________
NOTES:

(1)	Options are “in the money” if the fair market value of the underlying security exceeds the exercise price of the option at year-end.

Employment Contracts, Termination of Employment and Change in Control Arrangements

On December 1, 2004, the Company entered into individual agreements with each of Kenneth T. Neilson, James Mayo, Thomas R. Nelson and Thomas Shara to terminate each named executive’s Change in Control, Severance and Employment Agreement with the Company, as amended on September 17, 2003, in exchange for one time payments by the Company to each named executive in the amounts set forth in the Summary Compensation Table section.

The Change in Control, Severance and Employment Agreements provided that in the event of a change in control (as defined in each of the Change in Control, Severance and Employment Agreements), the executives would have been entitled to substantially the same title, same salary and same benefits as existed prior to the change in control, and would have been entitled to certain severance payments and benefits under certain circumstances, as described below. The Change in Control, Severance and Employment Agreements did not become effective unless there was a change in control and then would have remained effective three years after a change in control. Prior to a change in control, unless the Company stopped its automatic renewal, the Change in Control, Severance and Employment Agreements were for two to three year “evergreen” terms.

Executives now participate in the revised Company-wide severance plan, the Hudson United Bancorp Severance Plan. The Severance Plan provides for the payment of severance benefits to all employees, including the named executive officers in certain circumstances. Under the Severance Plan, a participant is entitled to receive severance pay if the Company permanently terminates the participant’s employment due to (i) retrenchment; (ii) conversion of a full time position to a part-time position (and the participant refuses to accept said position); or (iii) a reduction in force. A participant may also be entitled to severance pay due to any other condition which the Company considers to be sufficient to entitle a participant to severance pay. Pursuant to that certain Gross-Up Agreement dated December 1, 2004, payments to Mr. Neilson under the Severance Plan will be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow Mr. Neilson to retain the same net amount, after such taxes, as he would have been otherwise entitled to receive under the Severance Plan.

Under the Severance Plan, the named executive officers are eligible for twenty-six weeks of severance pay if terminated during the first five years of service and fifty-two weeks of severance pay if terminated thereafter. Severance pay for the named executive officers includes a bonus amount determined by the largest bonus paid in or for the two calendar years preceding severance. The receipt of any severance pay under the Severance Plan is conditioned on a written release by the participant of all claims against the Company. In addition, the receipt by the named executive officers of any severance pay under the Severance Plan is conditioned upon such individual entering into a two-year non-compete agreement with the Company.

D. Lynn Van Borkulo-Nuzzo, the former Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer of Hudson United Bancorp and Hudson United Bank elected to take retirement as of December 31, 2004 in accordance with the Company’s pension plan and supplemental retirement plan. The Company entered into a Separation Agreement and Release with Ms. Van Borkulo-Nuzzo as of September 23, 2004. Under the Separation Agreement, upon her retirement, Ms. Van Borkulo-Nuzzo received a payment of $1,000,000 in consideration of her agreement not to engage in competition with the Company for a period of two years following her retirement. Ms. Van Borkulo-Nuzzo also received title to her Company automobile and was reimbursed $5,000 for expenses. In accordance with the Company’s stock option and restricted stock plans, the Compensation Committee agreed to accelerate all of Ms. Van Borkulo-Nuzzo’s unvested stock options and restricted stock awards effective September 30, 2004.

Pension Plans

The monthly retirement benefit for executives under the Employees’ Retirement Plan of Hudson United Bancorp (the “Plan”) will generally be equal to the product of (a) 1% of the employee’s base average annual monthly earnings (based on the highest 5 years of service) plus 1/2% of the employee’s base average monthly earnings (based on the highest 5 years of service) in excess of the average Social Security taxable wage base, multiplied by (b) the years of credited service. Retirement benefits normally commence when an employee reaches age 65, but early retirement without reduction in benefit may be taken when an employee's age plus years of service equals 85. In the Plan, compensation in the form of a bonus is excluded from benefit calculations. The Plan also provides for disability pension benefits.

As of October 1, 2002, Hudson United Bancorp adopted a Supplemental Employee Retirement Plan (“SERP”) which replaced the previous plan of January 1996. The SERP provides a pension benefit which makes up the amount of the benefits that cannot be provided under the Plan as a result of the limits on the amount of compensation that can be taken into account under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) ($210,000 in 2004) and the amount of benefits payable under Section 415 of the Code. Unlike the Plan, the SERP covers salary plus cash bonus. The benefit is payable as a single life annuity or 100% survivor benefits can be paid for the life of the spouse if the benefit is reduced. Kenneth T. Neilson, Thomas Shara, Thomas Nelson, James Mayo and James Nall are participants in the SERP. The participation agreement under the SERP between Mr. Neilson and the Company was amended in 2003 to grant Mr. Neilson an additional ten years of service credit under the SERP for benefit accrual and early retirement purposes in exchange for a covenant not to compete. In connection with the hiring of Mr. Nall in 2003, a participation agreement under the SERP was entered into between Mr. Nall and the Company to grant Mr. Nall nine years of service credit under the SERP for benefit accrual and early retirement purposes and with additional years of credit to accrue at a rate of 2.5417 years of service credit per year employed until October 1, 2009. As part of his SERP participation agreement, Mr. Nall also entered into a covenant not to compete.

The amounts in the table below show an employee's estimated annual retirement benefit from the Plan and the SERP combined, assuming retirement at age 65 for an individual reaching such age before January 1, 2005 and assuming a straight life annuity benefit, for the specified compensation levels and years of service. The benefits listed in the table are not subject to any deduction for social security or other offset amounts. Mr. Neilson has approximately 32 years of credited service as of January 1, 2005 and at age 65 would have approximately 40 years of credited service. Mr. Shara has approximately 24 years of credited service as of January 1, 2005 and at age 65 would have approximately 43 years of credited service. Mr. Nelson has approximately 10 years of credited service as of January 1, 2005 and at age 65 would have approximately 15 years of credited service. Mr. Mayo has approximately 5 years of credited service as of January 1, 2005 and at age 65 would have approximately 6 years of credited service. Mr. Nall has approximately 12 years of credited service as of January 1, 2005 and at age 65 would have approximately 28 years of credited service based upon the specific terms of his SERP participation agreement.

Pension Plan Table

COMPENSATION	10 YEARS	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS
$250,000	33,105	49,658	66,210	82,763	99,315	115,868
$300,000	40,605	60,908	81,210	101,513	121,815	142,118
$350,000	48,105	72,158	96,210	120,263	144,315	168,368
$400,000	55,605	83,408	111,210	139,013	166,815	194,618
$450,000	63,105	94,658	126,210	157,763	189,315	220,868
$500,000	70,605	105,908	141,210	176,513	211,815	247,118
$550,000	78,105	117,158	156,210	195,263	234,315	273,368
$600,000	85,605	128,408	171,210	214,013	256,815	299,618
$700,000	100,605	150,908	201,210	251,513	301,815	352,118
$800,000	115,605	173,408	231,210	289,013	346,815	404,618
$900,000	130,605	195,908	261,210	326,513	391,815	457,118
$1,000,000	145,605	218,408	291,210	364,013	436,815	509,618
$1,200,000	175,605	263,408	351,210	439,013	526,815	614,618
$1,400,000	205,605	308,408	411,210	514,013	616,815	719,618
$1,600,000	235,605	353,408	471,210	589,013	706,815	824,618
$1,800,000	265,605	398,408	531,210	664,013	796,815	929,618

Bank Secrecy Act Compliance

90 Broad Street and Bank Secrecy Act Compliance

On June 26, 2002, the Bank acquired five branch locations and the business serving correspondent customers organized in or operating from South America, Central America and the Caribbean as part of the assumption of the deposit liabilities of Connecticut Bank of Commerce (“CBC”) from the FDIC as receiver for CBC. The business had been operated out of an office located at 90 Broad Street in New York City. During the fourth quarter of 2003, the Bank had been notified of an investigation by Government authorities.

On March 2, 2004 the Bank entered into a complete settlement with the New York County District Attorney’s Office. Under the terms of the agreement, the Bank agreed to pay $3.5 million to the City of New York and $1.5 million to the District Attorney’s office for the costs of the investigation. The Bank, which recently upgraded its compliance program, agreed to continue its corrective actions. The $5 million was charged against fourth quarter 2003 results of operations. No correspondent customer of the Bank has been charged by Governmental authorities with money laundering or any other violation.

Summary of Order to Cease and Desist

On May 28, 2004, the Bank consented to the issuance of an order to cease and desist (“Order”) by the FDIC. The Department of Banking and Insurance of the State of New Jersey did not participate in the Order. The Bank committed to take the following specific affirmative actions:

•	Conduct an internal assessment of compliance with policies and procedures;
•	Conduct an independent comprehensive written review of the Anti-Money Laundering/Bank Secrecy Act (“BSA-AML”) Program to be completed by June 30, 2004, including a review of:
•	the customer identification program and account opening procedures;
•	the criteria for identifying activity as suspicious;
•	the identification and reporting of cash transactions;
•	the criteria for designating an account as high risk;
•	the adequacy of staffing for the BSA-AML Program;
•
the policies, procedures and systems for identifying, evaluating, monitoring, investigating and reporting suspicious activity, particularly including transactions involving high-risk customers or accounts, and/or high risk jurisdictions;

•	the policies and procedures for transactions involving non-customers including, but not limited to, wire transfer services, traveler’s check services, and foreign exchange services;
•	the policies and procedures for conducting due diligence to assess the risk of money laundering or suspicious activity posed by new or proposed products and services; and
•	the policies and procedures for conducting due diligence to assess the risk of money laundering or suspicious activity posed by potential acquisitions, mergers or liquidation purchases.
•
Establish a committee of the board of directors that is charged with the responsibility, of ensuring compliance with the provisions of the Order and the BSA-AML Program. At least two-thirds of the committee will be comprised of outside independent directors who are required to report monthly to the entire board of directors;

•	Furnish quarterly written progress reports to the FDIC and the Department of Banking and Insurance of the State of New Jersey;
•	Complete the filing of suspicious activity reports related to former customers of the closed international banking business at 90 Broad Street;
•
Establish the BSA-AML Program to provide for independent testing for compliance with BSA and Part 353 of the FDIC’s Rules and Regulations to be conducted on an annual basis in compliance with the procedures described in the FDIC’s “Guidelines for Monitoring Bank Secrecy and Compliance”;

•
Adopt, implement and maintain appropriate procedures and/or systems for each subsidiary and business area to produce periodic reports designed to identify unusual or suspicious activity and monitor the activity;

•
Ensure that periodic reports are provided to the Audit Committee of the Board of Directors setting forth any law enforcement inquiry that relates in any way to any topic covered by the BSA Plan, any criminal subpoena received by the Bank, and any action on the affected account;

•	Adopt, implement and maintain a Customer Identification Program;
•	Adopt, implement and maintain enhanced due diligence procedures and maintain specific information for all high risk accounts that are newly-established, renewed or modified; and
•
Require, at least annually, all account officers to review all account documentation for all high risk accounts managed by or originated through the account officer and all other related accounts of those customers to determine whether the account activity is consistent with the customer’s business and the stated purpose of the account.

The Bank has already taken several measures to comply with the Order including:
•	The hiring of a highly qualified BSA-AML officer to conduct an internal assessment of the Bank’s compliance with its BSA-AML policies and procedures;
•	Engaging the law firm of Gibson, Dunn & Crutcher LLP to conduct an independent review of the Bank’s BSA-AML Program; and
•	Appointed the Audit Committee of Hudson United Bancorp to act as the BSA Compliance Committee of the Board of Directors.

The full text of the enforcement action has been filed by Hudson United Bancorp with the SEC as an exhibit to a Form 8-K. The enforcement action is also available on the FDIC website at www.fdic.gov.

REPORT OF THE AUDIT COMMITTEE

March 14, 2005

To the Board of Directors of Hudson United Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditor, Ernst & Young LLP, performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

The following is the report of the Audit Committee with respect to the audited financial statements for fiscal 2004. With respect to fiscal 2004, the Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP;

•	discussed with Ernst & Young LLP the scope of its services, including its audit plan;

•	reviewed the Company’s internal control procedures;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•
reviewed the written disclosures and confirmation from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP their independence from management and the Company; and

•	approved the audit and non-audit services provided during fiscal 2004 by Ernst & Young LLP.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2004 Annual Report on Form 10-K a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Ernst & Young LLP is also required by Section 404 to prepare and include as part of the Company’s 2004 Annual Report on Form 10-K the auditor’s attestation report on management’s assessment. During the course of 2004, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Ernst & Young LLP. Management’s assessment report and the auditor’s attestation report are included as part of the 2004 Annual Report on Form 10-K.

The Audit Committee of Hudson United Bancorp

David A. Rosow, Chairperson
Robert J. Burke
Brian Flynn
John H. Tatigian, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP, independent public accountants, audited the books and records of the Company for the years ended December 31, 2004 and 2003. Selection of the Company’s independent public accountants for the 2005 fiscal year will be made by the Audit Committee subsequent to the annual meeting.

Ernst & Young LLP has advised the Company that one or more of its representatives will be present at the annual meeting of shareholders to make a statement if requested or to respond to appropriate questions.

The fees billed for services rendered to the Company by its independent accountants for the years ended December 31, 2004 and 2003 were as follows:

	Year-Ended
	December 31,
	2004	2003
Audit Fees	$1,337,993	$622,400
Audit-Related Fees	$89,594	$65,100
Tax Fees	$229,550	$390,296
All Other Fees	$1,500	$0

“Audit Fees” include fees in the amount of $681,485 related to testing as required under Section 404 of the Sarbanes-Oxley Act of 2002. “Audit-Related Fees” include fees paid for benefit plan audits and accounting consultations necessary to comply with generally accepted auditing standards. “Tax Fees” include fees paid for tax return preparation and other tax advice including state and local tax consulting, review of tax deductions for acquisition cost, and assistance in responding to IRS and state and local tax examinations.

In 2003 the Audit Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent accountants to the Company. The policy requires that all services to be performed by Ernst & Young LLP, the Company’s independent accountants, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Committee receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by Ernst & Young LLP during fiscal 2004.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before that meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it to the Company in the enclosed envelope or to vote promptly by telephone or internet.

BY ORDER OF THE BOARD OF DIRECTORS

Kenneth T. Neilson
Chairman, President and
Chief Executive Officer

Mahwah, New Jersey
March 18, 2005

HUDSON UNITED BANCORP

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 27, 2005

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald P. Calcagnini and David A. Rosow and each of them, as Proxy, each with full power of substitution, to vote all of the stock of Hudson United Bancorp standing in the undersigned's name at the Annual Meeting of Shareholders of Hudson United Bancorp, to be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on Wednesday, April 27, 2005, at 9:00 a.m., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of the 2 nominees for directors listed in the Proxy Statement.

Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

HUDSON UNITED BANCORP
April 27, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES orwww.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

↓  Please detach along perforated line and mall In the envelope provided IF you are not voting via telephone or the Internet.  ↓

Management Recommends a Vote FOR All Nominees Listed. PLEASE SIGN. DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of two Directors:

NOMINEES:
☐	FOR ALL NOMINEES	m John H. Tatigian, Jr. m Brian Flynn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. In their discretion, upon such other matters as may properly come before the Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.